                                                               EXHIBIT 10.25

                             DEFERRED COMPENSATION PLAN

THIS AGREEMENT is made on the Effective Date of the Adoption Agreement attached hereto, by and between Dura Pharmaceuticals, Inc., a corporation organized under the laws of the State of California (the "Employer"), and the Employee named in the attached Adoption Agreement.

WITNESSETH THAT:

In consideration of the agreements hereinafter contained the parties hereto agree as follows:

                   Article I -- Introduction and Purpose of Plan

1.1 ESTABLISHMENT OF PLAN. The Employer, by execution of the Adoption Agreement, hereby establishes this Deferred Compensation Plan which shall become effective as of the date selected by the Employer in the Adoption Agreement. The Plan shall be maintained for the exclusive benefit of covered employees and is intended to comply with all applicable provisions of the Internal Revenue Code of 1986, as amended, and regulations thereunder, and other applicable law.

1.2 PURPOSE OF PLAN. The purpose of this Plan is to enable Employees who become covered under the Plan to enhance their retirement security by permitting them to enter into agreements with the Employer to defer a portion of their Compensation and receive benefits at retirement, separation from service, death, or upon the occurrence of other events as provided elsewhere in this Plan.

                             Article II -- Definitions

Whenever used in the Plan, the following terms shall have the meanings as set forth in this Article II unless a different meaning is clearly required by the context.

2.1 ADMINISTRATOR means the individual or committee appointed by the Employer (and designated in the Adoption Agreement) to administer the Plan. If the Employer fails to make such appointment, the Employer shall be the Administrator.

2.2 ADOPTION AGREEMENT means the form used by the Employer to establish or amend this Plan. The terms of and information included in the Adoption Agreement are incorporated by reference as part of the Plan.

2.3 BENEFICIARY means the person, persons, or legal entity entitled to receive benefits under this Plan which become payable in the event of the Participant's death.

2.4 CODE means the Internal Revenue Code of 1986, as amended, and includes any regulations thereunder.

2.5 COMPENSATION means the total amount of remuneration earned by an Employee for personal services rendered to the Employer for the calendar year including amounts deferred under this Plan and any other deferred compensation plan the employer may have in existence.

2.6 DEFERRAL means the annual amount of Compensation that a participant elects to defer pursuant to a properly executed Voluntary Salary Deferral Agreement.

2.7 EMPLOYEE means any person who performs services for the Employer, either as an employee or as an independent contractor, to whom compensation is paid on a regular basis.

2.8 EMPLOYER means the entity which has adopted this Plan by completing the Adoption Agreement.

2.9 NORMAL RETIREMENT AGE means age 65 or other earlier age elected by the Participant in writing. In no event shall Normal Retirement Age be the earlier than the earliest date on which a Participant may retire under the Employer's basic qualified retirement plan, (if any), without the Employer's consent and receive immediate retirement benefits without incurring an actuarial or similar reduction in benefits.

2.10 PARTICIPANT means an Employee or former Employee who has enrolled in this Plan and who retains the rights to benefits under the Plan.

2.11 PLAN means the Model Deferred Compensation Plan as set forth herein and the Adoption Agreement as it may be amended from time to time.

2.12 PLAN YEAR means the twelve consecutive month period ending on December 31.

2.13 TRUST means a trust established solely for the benefit of employees under the terms of this agreement, the Trust terms of which are provided in the Trust document attached.

2.14 VOLUNTARY SALARY DEFERRAL AGREEMENT means the agreement between a Participant and the Employer to defer receipt by the Participant of Compensation not yet earned. In the case of bonuses or other non-periodic payments, such compensation shall be treated as earned no later that the day prior to the day in which the amount payable has been determined. Such agreement shall state the Deferral amount to be withheld from a Participant's pay or bonus and shall become effective no earlier than the first day of the month following the execution of such agreement.

                      Article III -- Participation in the Plan

3.1 ELIGIBILITY. Each Employee who is eligible to participate pursuant to the Employer's election in the Adoption Agreement may become a Participant in this Plan on the first day of the month next following commencement of employment as an eligible Employee and enrollment pursuant to Article III. Any person elected or appointed to a term of office with the Employer shall be deemed to commence employment at the time such person assumes office.

3.2 ENROLLMENT. Eligible employees may enroll in the Plan by completing a Voluntary Salary Deferral Agreement and submitting it to the Administrator.

Enrollment shall be effective on or after the first day of the month following the date the enrollment form is properly completed by the Employee and accepted by the Administrator.

                 Article IV -- Deferral of Compensation and Funding

4.1 DEFERRAL AMOUNT. There shall be no stated maximum or minimum deferral amount under the Plan.

4.2 MODIFICATIONS TO AMOUNT DEFERRED. A Participant may change Deferrals with respect to Compensation not yet earned by submitting a new properly executed Voluntary Salary Deferral Agreement to the Administrator. Such change shall take effect as soon as administratively practicable, but not earlier that the first pay period commencing with or during the first month following receipt by the Administrator of such Voluntary Salary Deferral Agreement. Modifications (other than a revocation of participation as provided in Article 4.3) are subject to the limitations specified in the Adoption Agreement (if any).

4.3 REVOCATION OF DEFERRAL. Any Participant may revoke his or her election to have Compensation deferred by so notifying the Administrator in writing. The Participant's full Compensation on a non-deferred basis will than be restored as soon as administratively practicable, but no earlier than the first pay period commencing with or during the first month following receipt of written notice of such revocation by the Administrator. Notwithstanding this Article 4.3, the Participant's deferred compensation account shall be paid only as provided in
Article V of this Plan.

4.4 FUNDING. Amounts deferred under this Article IV shall be placed in the Trust by Employer no later than 7 business days after a proper deferral has been made by a Plan Participant. Employer will transfer the appropriate funds to the Administrator within the specified period stated herein. To the extent cumulative investments by the Trust at the end of any Plan Year are not equal to the aggregate deferrals placed into the Trust together with interest credited pursuant to Article 8.5 (the "Shortfall"), Employer shall within 30 days of the end of any such Plan Year, contribute an amount equal to the Shortfall.

                       Article V -- Distribution of Benefits

5.1 ELIGIBILITY FOR PAYMENT. Distribution of benefits from the Plan shall be made no earlier than Separation from Service, the calendar year in which the Participant attains age 65 or in the event of an approved financial hardship due to an Unforeseeable Emergency.

  (a) "Separation from Service" means the severance of a Participant's employment with the Employer for any reason, including death, retirement and disability.

  (b)"Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an "Unforeseeable Emergency" would depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

     (1) Through reimbursement or compensation by insurance or otherwise,
     (2) through loans from other qualified pension plans such as 401(k) plans,
     (3) by liquidation of the Participant's assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or
     (4) by cessation of Deferrals under the plan.

The need to send a Participant's child to college or the desire to purchase a home shall not be an Unforeseeable Emergency.

5.2 DISTRIBUTION DUE TO UNFORESEEABLE EMERGENCY. A Participant may request a distribution due to Unforeseeable Emergency by submitting a written request to the Administrator accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Administrator shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted, and approval of such request shall be granted if consent to the request is rendered by a majority of the committee constituting the Administrator. If an application for a hardship distribution due to an Unforeseeable Emergency is approved, the distribution is limited to an amount sufficient to meet the emergency. The allowed distribution shall be payable in a method determined by the Administrator as soon as possible after approval of such distribution. No member of the committee constituting the Administrator shall be allowed to consider or vote on any request for hardship distribution submitted by such member.

A Participant who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of an Unforeseeable Emergency. The Administrator may permit accelerated payments to the extent payment does not exceed the amount necessary to meet the emergency.

5.3 COMMENCEMENT OF DISTRIBUTIONS. Distribution of benefits to a Participant under the Plan shall commence 60 days after the Participant separates from service, unless the Participant makes a one-time irrevocable written election to defer commencement of benefits to a specified later date and such election is made at least 30 days before the date benefits commence. Such election is subject to approval by the Board of Directors of Employer.

Notwithstanding anything in this Article 5.3 to the contrary, if the total amounts held under this Plan for a Participant total $3,500 or less, the Participant has separated from service and the Participant may not defer additional amounts under the Plan, the Participant may at any time elect a lump sum distribution of his or her benefits which distribution shall occur no later than 60 days after Participant files a written request for such distribution with the Administrator.

5.4 DISTRIBUTION REQUIREMENTS.

     (a) Limits on Settlement Options. Distributions must be made over one of the following periods:

       (1) One lump sum;
       (2) the life of the Participant;
       (3) the life of the Participant and his or her Beneficiary;
       (4) a period certain not extending beyond the life expectancy of the Participant, as determined on or about the date such distribution commences; or
       (5) a period certain not extending beyond the joint and last survivor life expectancy of the Participant and his or her Beneficiary, as determined on or about the date such distribution commences.

     (b)  Death Distribution Provisions.

          (1) Death After Distributions Begin. If the Participant dies after distribution of his or her interest has commenced, the remaining portion of such interest would be distributed at least as rapidly as the method of distribution being used before the Participant's death.
          (2) Death Before Distributions Begin. If the Participant dies before distribution of his or her interest commences, any benefits payable after the Participant's death will be distributed no later than the December 31 coinciding with or immediately following the fifth anniversary of the Participant's death, except to the extent that the recipient of such benefits elects to receive distribution in accordance with the following paragraphs:

              (A) Any portion of the Participant's interest which is payable to his or her Beneficiary may be distributed in substantially equal annual installments over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, commencing no later than the December 31 coinciding with or immediately following the first anniversary of the Participant's death; provided, however, that if the Beneficiary is not the Participant's surviving spouse, payment of the Participant's entire account must be paid to such Beneficiary during a period not to exceed 15 years.

                  For the purposes hereof and of (3) below, the life expectancy of the Beneficiary shall not be recalculated once benefits commence; provided, however, that if the Beneficiary is the Participant's surviving spouse, the surviving spouse may give written notice to the Administrator no later than 30 days before the date benefits commence that life expectancy of the surviving spouse shall be recalculated (but no more frequently than annually).

              (B) Notwithstanding (A) above, if the Beneficiary is the
                  Participant's surviving spouse, the spouse may elect to defer distributions no later than the December 31 that coincides with or immediately follows the later of the date on which the Participant would have attained the age of 65, or the first anniversary of the Participant's death, and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse has been the Participant.

              (C) Any election made by a Beneficiary hereunder must be
                  made no later than 30 days before the December 31 that coincides with or immediately follows the first anniversary of the Participant's death and must be irrevocable as of such date; provided, however, that if the Beneficiary is the Participant's surviving spouse, the spouse may defer making such election no later than 30 days before the earlier of the December 31 that coincides with or immediately follows the first anniversary of the Participant's death or the last date on which the spouse could defer commencement of benefits under paragraph (B).

          (3)  Payments to a Minor Child of the Participant.  For purposes of
               Article 5.4(d), any amount paid to a minor child of the Participant will be treated as if it had been paid to the surviving spouse of the Participant if the amount becomes payable to the Participant's surviving spouse when the child reaches the age of majority.

5.5 PAYMENT ACCELERATION. In addition to the options provided in Article 5.1, the Participant shall have the right at anytime to request and receive a payment of all or part of the Participant's account balance. Such payments will be made as soon as practicable after such election is made, but in no event will payments be delayed more than 60 days from the date the election is made. If such election is made, any amount subject to this election shall be reduced by a nonrefundable payment acceleration penalty equal to 10% of the elected amounts. This penalty is absolute and not be rescinded, reduced, or otherwise modified by the Employer.

                     Article VI -- Form of Benefit Distribution

6.1 ELECTION. A Participant or Beneficiary may elect the form, subject to the Administrator's approval, of distribution of his or her benefits and may revoke that election (with or without a new election) at any time at least 30 days before his or her benefits begin, by notifying the Administrator in writing of his or her election.

6.2 FORMS OF DISTRIBUTION. A Participant or Beneficiary may elect distributions of benefits under any of the Settlement Options provided for on Article 5.4(a).

6.3 FAILURE TO MAKE ELECTION. If a Participant or Beneficiary fails to elect a form of distribution before 30 days preceding the distribution commencement date, benefits shall be paid in substantially equal installments over 5 years.

                       Article VII -- Beneficiary Information

7.1 DESIGNATION. A Participant shall have the right to designate a Beneficiary, and amend or revoke such designation at any time, in writing. Such designation, amendment, or revocation shall be effective upon receipt by the Administrator. Notwithstanding the foregoing, a Participant who elects a joint and survivor annuity form of payment may not elect a non-spouse joint annuitant, may not change his or her joint and survivor annuity form of payment and may not elect a non-spouse joint annuitant after payments commence.

7.2 FAILURE TO DESIGNATE A BENEFICIARY. If no designated Beneficiary survives the Participant and benefits are payable following the Participant's death, the Administrator shall direct that payment of benefits be made to the person or persons in the first of the following classes of successive preference Beneficiaries.

The Participant's:

     (a) spouse,
     (b) children, per stirpes,
     (c) estate,
     (d) parents,
     (e) brothers and sisters.

                        Article VIII -- Plan Administration

8.1 PLAN ADMINISTRATION. The Employer shall be responsible for appointing an Administrator to administer the Plan. Such Administrator may be an individual or a committee authorized to act collectively on behalf of the Plan. The Administrator shall have sole discretionary responsibility for the operation, interpretation, and administration of the Plan and for determining eligibility for Plan benefits. Any action taken on any matter within the discretion of the Administrator shall be final, conclusive, and binding on all parties. In order to discharge its duties hereunder, the Administrator shall have the power and authority to adopt, interpret, alter, amend, or revoke rules and regulations necessary to administer the Plan, to delegate ministerial duties and to employ such outside professionals as may be required for prudent administration of the Plan. The Administrator shall also have authority to enter into agreements on behalf of the employer necessary to implement the Plan. Any individual Administrator who is otherwise eligible may participate in the Plan, but shall not be entitled to make decisions solely with respect to his or her own participation and benefits under the Plan.

8.2 OWNERSHIP OF ASSETS. All amounts of compensation deferred under the Plan, all property and rights purchased with such amounts and all income attributable to such amounts, property or rights, either held by the Company or in Trust for the Beneficiary of Plan Participant, shall remain (until made available to the Participant or Beneficiary) solely the property and rights of the Employer (without being restricted to the provisions of benefits under the Plan) and shall be subject to the claims of the Employer's general creditors.

8.3 PLAN-TO-PLAN TRANSFERS. Notwithstanding any other provisions of the Plan, all or any part of the account balance(s) of a former Participant in the Plan shall, instead of being distributed in accordance with Article 5.3, be transferred to another eligible deferred compensation plan administered by the Employer in which the former Participant has become a participant, if: (a) the plan receiving such amounts provides for acceptance of such transfers; and (b) the Participant gives written direction to the Administrator to make such transfer.

This Plan also shall accept the transfer of amounts previously deferred by a Participant under another eligible deferred compensation plan administered by the Employer.

8.4 ACCOUNTS AND EXPENSES. The Employer shall establish and maintain accounts on behalf of each Participant as held in the Trust. Such Participant accounts shall be valued at fair market value as of the last day of the Plan Year and such other dates as are necessary for the proper administration of the Plan, and each Participant shall receive a written accounting of his or her account balance(s) following such valuation. Each Participant's account balance shall reflect his or her aggregate Deferral (and/or transfer) amount(s) and any earnings attributable to such amounts, and shall be reduced by administrative, investment, and other fees necessary for the administration which are not paid by the Employer.

8.5 EARNINGS. Interest shall be paid by the Employer on deferrals at an annual rate equal to the greater of twelve percent (12%), compounded on a monthly basis, or the actual return realized on Plan investments as allocated to individual Plan participants. Realized returns will include unrealized appreciation/depreciation of investments if the underlying investments could be sold on the date of measurement and the unrealized appreciation/depreciation of the investments realized.

                   Article IX -- Amendment or Termination of Plan

9.1 AMENDMENT OF PLAN. The Employer shall have the right to amend the Plan, at any time and from time to time, in whole or in part. The Employer shall notify each Participant in writing of any Plan amendment.

9.2 TERMINATION. Although the Employer has established this Plan with the intention and expectation to maintain the Plan indefinitely, the Employer may terminate or discontinue the Plan in whole or in part at any time without any liability for such termination or discontinuance. Upon Plan termination, all Deferrals shall cease. The Employer shall retain each Participant's Deferrals (and earnings and losses thereon) until distribution of benefits commences under
Article 5.2 or 5.3 in the form determined under Article VI.

                             Article X -- Miscellaneous

10.1 LIMITATION OF RIGHTS: EMPLOYMENT RELATIONSHIP. Neither the establishment of this Plan nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving a Participant or other person any legal or equitable right against the Employer except as provided in the Plan. In no event shall the terms of employment of any employee be modified or in any way be affected by the Plan.

10.2 LIMITATION ON ASSIGNMENT. Benefits under this plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. A Participant's or Beneficiary's interest in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process.

10.3 PRONOUNS. Whenever used in this Agreement, the masculine pronoun is to be deemed to include the feminine. The singular form, whenever used herein, shall mean or include the plural form where applicable, and vice versa.

10.4 REPRESENTATIONS. The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in this Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his or her participation. Furthermore, the Employer does not represent or guarantee successful investments of Deferrals.

10.5 SEVERABILITY. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

10.6 APPLICABLE LAW. This Plan shall be construed in accordance with applicable federal law and, to the extent otherwise applicable, the laws of the State in which the Employer is located.

10.7 RESPONSIBILITY FOR TAXES. The Participants in this Plan are responsible for all Federal, State or other taxes assessed on amounts deferred under this Plan. The Employer shall have the right to withhold or reduce Plan benefits to satisfy such withholding obligations as it may deem necessary to ensure proper withholding procedures.


                                       [END]